Exhibit 99.1

EARL SCHEIB, INC.

News Release

(for immediate release)

Company Contact:	Charles E. Barrantes

Chief Financial Officer

(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES SIGNIFICANTLY IMPROVED OPERATING
RESULTS IN SECOND QUARTER FISCAL 2005

Sherman Oaks, CA, December 13, 2004 – Earl Scheib, Inc. (AMEX:ESH) reported its results for the second quarter and six months ended October 31, 2004 of the fiscal year ending April 30, 2005.

Net sales for the second quarter of fiscal 2005 were $12,448,000, a decrease of 3.2% from the second quarter of fiscal 2004 net sales of $12,860,000.  The decrease was due primarily to the Company operating eight fewer retail paint and body shops at October 31, 2004 versus October 31, 2003; and the fact that there was one less day in the second quarter of fiscal 2005 versus fiscal 2004.  On a same-day basis, same-shop (shops still open one year or more) sales increased slightly; and the combined sales in the fleet and truck center and commercial coatings operations increased by $163,000 in the second quarter of fiscal 2005 from the second quarter of fiscal 2004.

Net sales for the six months ended October 31, 2004 were $25,139,000, as compared to $26,114,000 for the six months ended October 31, 2003, a decrease of 3.7%.  With two less days from the prior fiscal year, same-shop retail paint sales decreased slightly in the first half of fiscal 2005 versus 2004.  However, on a same-day basis, same-shop sales increased by 1.1%; and the combined sales in the fleet and truck center and commercial coatings operations increased by $200,000 in the first six months of fiscal 2005 from the first six months of fiscal 2004.

Operating income for the second quarter of fiscal 2005 was $231,000, an improvement of $513,000 over the second quarter of fiscal 2004 loss of $282,000.  The better operating results in the second quarter of the current fiscal year were primarily due to greater efficiency in the retail paint and body shops and overall reduced costs (primarily insurance), which resulted in an increased gross profit margin; and an over $100,000 improvement in the combined results of the fleet and truck center and commercial coatings operations.

Operating income for the six months ended October 31, 2004 of $1,003,000 compares very favorably and represents a significant turnaround from the $8,000 operating loss in the six months ended October 31, 2003.  The turnaround in fiscal 2005 from fiscal 2004 was primarily due to the increased gross profit margin (primarily as a result of reduced insurance costs) and the improved results of the combined fleet and truck center and commercial coatings operations.

Net interest expense increased by $72,000 in the first six months of fiscal 2005 from fiscal 2004 due primarily to financing costs of the Company’s secured $10,000,000 credit facility, which was established in August 2003.

Overall, net income for the second quarter of fiscal 2005 was $21,000, or just under $0.01 per diluted share; compared to a net loss of $424,000, or $0.10 per diluted share, for the second quarter of fiscal 2004.  For the six months ended October 31, 2004, net income was $615,000, or $0.14 per diluted share; compared to a net loss of $306,000, or $0.07 per diluted share, for the six months ended October 31, 2003.

Chris Bement, Chief Executive Officer and President, stated that, “The positive business trends developed last fiscal year continued in the first half of our current fiscal year, including increases in same-shop, same-day sales in our retail shops.  Including the second quarter results, the Company has attained such sales increases in 19 out of the past 20 months.  Furthermore, we continued to improve operating efficiency and, for the first time, showed a small profit in our combined fleet and truck center and commercial coatings businesses.

While we have improved our financial results and position in the past year and a half, we are burdened with increasing costs inherent to not only us, but public companies in general.  The Company will continue to evaluate strategic alternatives in light of these factors, but we believe we’re up to the challenge and look forward to reporting the results of our efforts in the future.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 108 auto paint and body shops located in approximately 100 cities throughout the United States.  In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Written and oral statements made by the Company that are not historic in nature are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements.  All statements which address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the recent trend in quarterly increases in the Company’s same-shop sales may not continue or be sustainable, the impact of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insurance or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For The Quarter Ended October 31,		For The Six Months Ended October 31,
	2004	2003	2004	2003

Net Sales	$12,448,000	$12,860,000	$25,139,000	$26,114,000

Operating Income (Loss)	231,000	(282,000)	1,003,000	(8,000)

Gain on Sales of Real Property	—	—	15,000	—

Interest Expense, net	(185,000)	(198,000)	(353,000)	(281,000)

Income (Loss) Before Tax	46,000	(480,000)	665,000	(289,000)
Tax Provision (Benefit)	25,000	(56,000)	50,000	17,000

Net Income (Loss)	$21,000	$(424,000)	$615,000	$(306,000)

Basic Earnings (Loss) Per Share	$—	$(0.10)	$0.14	$(0.07)

Diluted Earnings (Loss) Per Share	$—	$(010)	$0.14	$(0.07)

Weighted Average Shares
Outstanding – Basic	4,380,000	4,380,000	4,380,000	4,380,000

Weighted Average Shares
Outstanding - Diluted	4,402,000	4,380,000	4,402,000	4,380,000